THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is entered into as of this 2nd day of July, 2020, by and among Magna-Lab, Inc. (“MAGAA” or the “Company”); Joel S. Kanter, individually and as representative for (i) the 607,727 common shares of MAGAA owned by Magna Acquisition LLC (“Magna LLC”), (ii) the promissory notes owed by the Company to Magna LLC and to Joel S. Kanter (collectively, the “Notes”), and (iii) as representative for the four directors and/or officers owning 106,032 Class A common shares of MAGAA (hereinafter, the “Sellers”); and Activist Investing, LLC or its designees or assignees (hereinafter collectively the “Purchaser”). Purchaser and Sellers are sometimes referred to collectively herein as the “Parties,” and each individually as a “Party.”

R E C I T A L S:

WHEREAS, the Parties entered into a Stock Purchase Agreement dated June 30, 2020 (the “Agreement”), and now intend to amend the Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Agreement, the parties agree as follows:

Section 7.7 of the Agreement is hereby amended, so that, as amended, Section 7.7 shall be and read as follows:

“7.7 Taxes. (a) Purchaser shall be liable for the filing of all tax returns and reports and for the payment of all federal, state, and local taxes of MAGAA for any period after the Closing Date and any taxes due to be paid by MAGAA. MAGAA has filed all Federal and New York State tax returns and paid all taxes for the tax returns for MAGAA for its fiscal year ended February 28, 2019 and all prior fiscal years. MAGAA has filed extensions for its Federal and state tax returns for February 29, 2020 and has paid all estimated taxes; new management will be responsible for filing the February 29, 2020 tax returns after the Closing. Sellers shall indemnify and hold Purchaser and MAGAA harmless from and against all liability in connection with any taxes due for any previous fiscal years, including the fiscal year ended February 29, 2020.

(b) MAGAA has one subsidiary, Cardiac MRI, Inc. (the “Subsidiary”), which is owned 100% by MAGAA. All financial information and SEC filings, and all warranties and representations herein, have included the Subsidiary.”

Other than as specifically set forth above, the Agreement is hereby confirmed, and remains in full force and effect.

IN WITNESS WHEREOF, this AMENDMENT has been duly executed by the Parties, on the date above:

PURCHASER:	SELLERS:
ACTIVIST INVESTING, LLC
__________________________
_____________________________	By: Joel S. Kanter
DAVID LAZAR, Managing Partner
MAGNA-LAB, INC.

/s/ Lawrence A. Minkoff
By: Lawrence Minkoff, Chairman & CEO